Exhibit 99.7
TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this "Termination Agreement") is made and entered into as of this 15th day of December, 2008, by and among Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II L.P., Wynnefield Capital Management LLC, Wynnefield Capital Inc., Nelson Obus, Joshua Landes, North Star Partners, L.P., North Star Partners II, L.P., Circle T. Explorer Master Limited, NS Advisors, LLC, and Andrew R. Jones (each a “Reporting Person”, and collectively, the “Reporting Persons”).  Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Reporting Persons’ Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission on December 6, 2006 (the “Schedule 13D”).

 WHEREAS, the Reporting Persons entered into a Joint Filing Agreement, dated March 13, 2007 (the “Joint Filing Agreement”), pursuant to which the Reporting Persons agreed to prepare jointly and file timely the Schedule 13D and all amendments thereto with respect to their respective ownership of the Common Stock of Cornell Companies, Inc.

 NOW, THEREFORE, each of the Reporting Persons separately and together desire to mutually terminate the Joint Filing Agreement, and hereby agree as follows:

1.      Termination of Joint Filing Agreement. Each party to the Joint Filing Agreement, individually, and as a group, hereby agrees to terminate the Joint Filing Agreement and confirms that, as of the date hereof, the Joint Filing Agreement has been terminated and ceases to be of further effect.

2.      Release and Discharge. Each of the Reporting Persons hereby mutually and unconditionally releases and discharges each other Stockholder from all of its obligations under the Joint Filing Agreement to which they are a party.

                3.      Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[signature pages follow]

           IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first set forth above.

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. By: WYNNEFIELD CAPITAL MANAGEMENT LLC, its General Partner By: /s/ Nelson Obus Nelson Obus, Co-Managing Member	WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I By: WYNNEFIELD CAPITAL MANAGEMENT LLC, its General Partner By: /s/ Nelson Obus Nelson Obus, Co-Managing Member
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD. By: WYNNEFIELD CAPITAL, INC. By: /s/ Nelson Obus Nelson Obus, President	WYNNEFIELD CAPITAL MANAGEMENT, LLC By: /s/ Nelson Obus Nelson Obus, Co-Managing Member
WYNNEFIELD CAPITAL, INC. By: /s/ Nelson Obus Nelson Obus, President	CHANNEL PARTNERSHIP II, L.P. By: /s/ Nelson Obus Nelson Obus, General Partner
/s/ Joshua H. Landes Joshua H. Landes	/s/ Nelson Obus Nelson Obus

           IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first set forth above.

NORTH STAR PARTNERS, L.P. By: NS ADVISORS, LLC Its General Partner By: /s/ Andrew R. Jones Andrew R. Jones, Manager	NORTH STAR PARTNERS, II L.P. By: NS ADVISORS, LLC Its General Partner By: /s/ Andrew R. Jones Andrew R. Jones, Manager
CIRCLE T. EXPLORER MASTER LIMITED By: NS ADVISORS, LLC Its Portfolio Manager By: /s/ Andrew R. Jones Andrew R. Jones, Manager	NS ADVISORS, LLC By: /s/ Andrew R. Jones Andrew R. Jones, Manager
/s/ Andrew R. Jones Andrew R. Jones